Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Staci Kirpach Staci.Kirpach@FinnPartners.com

FirstBank Elects Bill Carpenter as Chairman of the Board of Directors

Stuart McWhorter stepping down as director

NASHVILLE, Tenn. (August 2, 2022)— Stuart McWhorter is stepping down as chairman of the board of directors of Nashville-based FB Financial Corporation. He is rejoining Governor Bill Lee’s administration and replacing Bob Rolfe as commissioner of the Tennessee Department of Economic and Community Development.

McWhorter will be succeeded as chair by William F. (Bill) Carpenter III, one of the nation’s most accomplished health care executives. Carpenter was a founding employee of LifePoint Health, a leading healthcare company which, under his leadership, grew to become a Fortune 500 business. He served as LifePoint’s Chief Executive Officer from 2006 to 2018 and was chair of its board of directors from 2010 to 2018.

“I have enjoyed my time serving FirstBank and am leaving to continue working to advance Tennessee’s economic future with Governor Lee’s administration,” said McWhorter. “Bill Carpenter has a proven track record for many influential industry organizations, and I have full confidence in his ability to fill this seat.” Prior to joining LifePoint, Carpenter was a partner at the law firm of Waller Lansden Dortch & Davis, LLP, where his practice consisted primarily of corporate finance transactions, mergers and acquisitions and health care regulatory matters. While at Waller Lansden Dortch & Davis, he also served as head of the firm’s health law group.

“We have the utmost gratitude and respect for Stuart and his commitment to FirstBank, and we wish him all the best in his new role as commissioner,” said Chris Holmes, President and CEO. “Bill’s decades of legal and corporate experience and invaluable knowledge of the Nashville community make him an ideal fit for this role. We anticipate a seamless transition in leadership and look forward to continuing FirstBank’s success under his leadership.”

Throughout his professional career, Carpenter has been a devout community leader through his involvement in various organizations and boards. Additionally, Carpenter is a past member of the board of directors of the American Hospital Association, the past chairman of the boards of directors of Federation of American Hospitals and Nashville Health Care Council and past member of the board of directors of Nashville Public Radio. In addition, Mr. Carpenter has served on the boards of directors of many local community organizations, including NashvilleHealth, the Center for Medical Interoperability and United Way of Greater Nashville. He currently serves as Chairman of the Board of Trust at Montgomery Bell Academy.

About FirstBank

Nashville-based FirstBank, a wholly owned subsidiary of FB Financial Corporation (NYSE: FBK), is the third largest Tennessee-headquartered bank, with 82 full-service branches across Tennessee, South Central Kentucky, Alabama and North Georgia, and a national mortgage business with offices across the Southeast. The bank serves five of the major metropolitan markets in Tennessee and, with approximately $12.6 billion in total assets, has the resources to provide a comprehensive variety of financial services and products.